Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2021 RESULTS,

ANNOUNCES $0.19 PER SHARE DIVIDEND

●	Revenues of $1.27 billion, net income of $69.4 million
●	Earnings per diluted share of $1.20
●	Absorption ratio 134.0%
●	Strong financial results due to economic recovery and expense management
●	Supply chain issues continue to impact new truck and aftermarket sales
●	Board declares cash dividend of $0.19 per share of Class A and Class B common stock

SAN ANTONIO, Texas, October 20, 2021 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the third quarter ended September 30, 2021, the Company achieved revenues of $1.27 billion and net income of $69.4 million, or $1.20 per diluted share, compared with revenues of $1.18 billion and net income of $33.9 million, or $0.60 per diluted share, in the quarter ended September 30, 2020. Additionally, the Company’s Board of Directors declared a cash dividend of $0.19 per share of Class A and Class B common stock, to be paid on December 10, 2021, to all shareholders of record as of November 8, 2021.

“We are incredibly proud of our team for achieving such impressive results in the third quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “We continued to see strong demand throughout the country for trucks and aftermarket products and services in the quarter, while our diligent approach to managing expenses allowed us to maintain strong profitability despite the challenges of the current business environment,” he added.

“While demand for new trucks and aftermarket parts and services is healthy, our industry continues to be impacted by component supply chain issues that are directly affecting new truck production and the availability of aftermarket parts. However, we are well positioned to take advantage of every potential truck sales opportunity, and we believe the investments we have made in our technologies over the past few years will continue to help us mitigate the negative impact of parts supply constraints on our aftermarket business,” Rush said.

“I would like to thank our employees for their impressive work and unwavering dedication to our customers, which helped us have such a strong quarter,” said Rush. “In recognition of their hard work, I am happy to announce that in mid-December, we will be giving a one-time discretionary $1,000 bonus to all employees who are employed with us as of that date. This is one small way for us to thank our people for being on the front lines during the COVID-19 pandemic and for being focused on our company goals, while also focusing on the safety of their fellow employees, our customers and communities,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 64.5% of the Company's total gross profits in the third quarter, with parts, service and collision center revenues totaling $463.0 million, up 15.7% compared to the third quarter of 2020. The Company achieved a record quarterly absorption ratio of 134.0% in the third quarter of 2021, compared to 119.4% in the third quarter of 2020.

“Our significant parts and services revenue growth can be attributed primarily to the ongoing contributions from our aftermarket strategic initiatives and strong demand for aftermarket parts and services, as limited availability of new trucks causes older trucks to stay in operation longer, which in turns drives demand for parts and service. Our parts sales are at historically high levels, with widespread activity throughout the market segments we support. While parts sales are being negatively impacted by supplier constraints, the size of our nationwide parts inventory and strategic investments in tools and technologies have helped us mitigate some of the impact on our parts revenues,” Rush said.

“Service revenues continued to gradually improve during the third quarter, which we largely attribute to an increase in technician hires and the improved proficiency of our technicians. Our service revenues were also positively impacted in the third quarter by our enhanced service communication technologies, our mobile service offerings, Xpress Services and contract maintenance offerings,” said Rush.

“Looking ahead, we expect that demand for aftermarket parts and services will remain strong, and that supply constraints may continue to negatively impact the industry through mid-2022. With the economy expected to remain healthy and with our continued focus on implementing our parts and service strategic initiatives, we believe our aftermarket performance will remain strong throughout 2022. However, we also expect that our fourth quarter aftermarket revenues will be less than our third quarter aftermarket revenues due to seasonal softness as we enter the winter months, which is normal for our business,” Rush said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 53,491 units in the third quarter of 2021, up 2.5% from the third quarter of last year, according to ACT Research. The Company sold 2,537 new Class 8 trucks in the third quarter, a decrease of 1.8% compared to the third quarter of 2020, which accounted for 4.7% of the new U.S. Class 8 truck market.

“While there was very strong demand for new trucks from a variety of market segments in the third quarter due to the overall strength of the economy and high freight rates, our new Class 8 truck sales were negatively impacted by industry-wide new truck production constraints. Looking ahead, we believe component supply issues will continue, pushing some new Class 8 truck deliveries into 2022, which we expect will negatively impact our new Class 8 truck sales in the fourth quarter of this year. When supply constraints ease and manufacturers increase production, we believe our Class 8 truck sales will accelerate,” said Rush.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 59,811 units in the third quarter of 2021, down 2.2% compared to the third quarter of last year, according to ACT Research.  The Company sold 2,792 new Class 4 through 7 medium-duty commercial vehicles in the third quarter of 2021, a decrease of 5.1% compared to the third quarter of 2020, representing 4.7% of the U.S. Class 4-7 commercial vehicle market.

“In the third quarter, demand for new Class 4-7 commercial vehicles remained strong due to the healthy economy and continued strength from many of the market segments we support, including food services and lease and rental, both of which continue to recover from the effects of the pandemic. That said, the limited production of new medium-duty trucks in the third quarter of 2021 had a significant negative impact on our Class 4-7 new commercial vehicle sales. As we look ahead, we believe that production of Class 8 trucks will ramp-up faster than Class 4-7 trucks. We are pleased that Hino, one of the medium-duty manufacturers we represent, is now back in production, but we do not expect any other medium-duty manufacturers that we represent to significantly increase production for some time. However, demand remains strong, and we expect that our fourth quarter new Class 4-7 commercial vehicle sales will be consistent with our results in the third quarter,” Rush said.

The Company sold 1,712 used commercial trucks in the third quarter of 2021, a decrease of 16.7% over the third quarter of 2020.

“Although used truck sales decreased compared to the third quarter of 2020, used truck sales remained strong in the third quarter of 2021, driven in large part by production delays for new Class 8 trucks and healthy freight rates. While it is increasingly difficult to maintain a robust used truck inventory, we believe used truck demand will remain strong, and we are doing everything we can to support the needs of the market. Used truck values remain historically high, but we expect used truck values and our used truck sales results to return to historical levels when new truck production begins to increases enough to meet customer demand. We believe our fourth quarter used truck sales will be similar to our third quarter results,” said Rush.

Network Growth

This week, the Company acquired an independent parts and service facility in Victorville, California that will be converted into a full service Peterbilt dealership. The Company also plans to acquire a full-service Hino and Isuzu dealership in Elk Grove, Illinois in November 2021. Additionally, on September 7, 2021, certain subsidiaries of the Company entered into an agreement with certain subsidiaries and affiliates of The Summit Truck Group to acquire full-service truck dealerships in Arkansas, Kansas, Mississippi, Missouri, Oklahoma, Tennessee and Texas. The acquisition includes dealerships representing International, IC Bus, Idealease, Isuzu and other commercial vehicle manufacturers. The closing of the transaction is subject to, amongst other things, manufacturers’ approval, various regulatory approvals and the satisfaction of the closing conditions set forth in the asset purchase agreement, but we expect the transaction to close in December 2021.

The Company also plans to close the previously announced agreement for Cummins to acquire a 50% equity interest in Momentum Fuel Technologies during the fourth quarter of 2021. The joint venture will produce Cummins-branded natural gas fuel delivery systems for the commercial vehicle market in North America and offer aftermarket support through Rush Truck Centers dealerships and Cummins distributors, which will be able to service both the engine and fuel delivery system.

Financial Highlights

In the third quarter of 2021, the Company’s gross revenues totaled $1.27 billion, a 7.5% increase from gross revenues of $1.18 billion reported for the third quarter of 2020. Net income for the third quarter was $69.4 million, or $1.20 per diluted share, compared to net income of $33.9 million, or $0.60 per diluted share, in the third quarter of 2020.

Aftermarket products and services revenues were $463.0 million in the third quarter of 2021, compared to $400.3 million in the third quarter of 2020. The Company delivered 2,537 new heavy-duty trucks, 2,792 new medium-duty commercial vehicles, 361 new light-duty commercial vehicles and 1,712 used commercial vehicles during the third quarter of 2021, compared to 2,584 new heavy-duty trucks, 2,941 new medium-duty commercial vehicles, 283 new light-duty commercial vehicles and 2,055 used commercial vehicles during the third quarter of 2020.

During the third quarter of 2021, the Company repurchased $11.2 million of its common stock, paid a cash dividend of $10.6 million and ended the quarter with $259.7 million in cash and cash equivalents.

In the third quarter of 2021, the Company and certain of its subsidiaries amended and restated the existing floor plan credit agreement with BMO Harris Bank, N.A. The new facility still includes a $1.0 billion lending commitment, but the term has been pushed out to September 2026 and the interest rate was reduced. The Company primarily uses its floor plan credit agreement to purchase commercial vehicle inventory for its Rush Truck Centers, although a portion of the commitment may be used for working capital purposes.

Also, in the third quarter, the Company and certain of its subsidiaries entered into a new $250.0 million credit facility with Wells Fargo Bank, N.A. This facility will be used primarily for purchasing commercial vehicle inventory for Rush Truck Leasing’s Idealease lease and rental franchise, although a portion of it also may be used for working capital purposes. This facility’s term runs through September 2024. Lastly, in October 2021, Rush Truck Leasing entered into an amended and restated $300.0 million credit facility with PACCAR Leasing Company. This facility will be used primarily for purchasing commercial vehicle inventory for Rush Truck Leasing’s PacLease lease and rental franchise and its term expires October 2025. "These new credit facilities are replacing our traditional method of financing lease and rental vehicles, which was utilizing individual fixed rate notes, and provides us with much greater flexibility to manage the strong free cash flow being generated by the company,” said Rush.

“We remain focused on returning value to our shareholders through our dividend and share repurchase programs while growing our business and investing in our strategic initiatives. Those efforts, along with the careful management of expenses, allowed us to maintain our strong cash position and balance sheet in the third quarter,” added Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Thursday, October 21, 2021, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), Conference ID 9869559 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 10, 2022. Listen to the audio replay until October 28, 2021, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 9869559.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, the acquisition of The Summit Truck Group dealerships and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2020. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$259,693	$312,048
Accounts receivable, net	149,281	172,481
Inventories, net	754,006	858,291
Prepaid expenses and other	15,013	14,906
Total current assets	1,177,993	1,357,726
Property and equipment, net	1,166,191	1,203,719
Operating lease right-of-use assets, net	64,445	60,577
Goodwill, net	292,142	292,142
Other assets, net	76,558	71,229
Total assets	$2,777,329	$2,985,393

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$354,346	$511,786
Current maturities of long-term debt	64,854	141,672
Current maturities of finance lease obligations	26,787	26,373
Current maturities of operating lease obligations	10,680	10,196
Trade accounts payable	128,137	110,728
Customer deposits	43,823	74,209
Accrued expenses	144,098	151,830
Total current liabilities	772,725	1,026,794
Long-term debt, net of current maturities	309,014	387,982
Finance lease obligations, net of current maturities	88,870	90,740
Operating lease obligations, net of current maturities	54,732	51,155
Other long-term liabilities	35,795	34,246
Deferred income taxes, net	103,410	126,439
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2021 and 2020	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 43,018,498 Class A shares and 12,474,589 Class B shares outstanding in 2021; and 42,503,925 Class A shares and 12,470,308 Class B shares outstanding in 2020	561	551
Additional paid-in capital	462,406	437,646
Treasury stock, at cost: 183,765 Class A shares and 416,069 Class B shares in 2021; and 10,335 Class A shares and 73,437 Class B shares in 2020	(24,814)	(2,879)
Retained earnings	973,665	831,850
Accumulated other comprehensive income	965	869
Total shareholders’ equity	1,412,783	1,268,037
Total liabilities and shareholders’ equity	$2,777,329	$2,985,393

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues
New and used commercial vehicle sales	$729,344	$711,754	$2,274,332	$2,060,370
Parts and service sales	463,020	400,260	1,324,283	1,205,791
Lease and rental	62,689	57,913	182,312	175,984
Finance and insurance	6,851	5,633	20,723	15,060
Other	4,617	3,008	12,692	10,538
Total revenue	1,266,521	1,178,568	3,814,342	3,467,743
Cost of products sold
New and used commercial vehicle sales	656,411	658,192	2,053,271	1,908,225
Parts and service sales	280,866	258,379	819,786	766,990
Lease and rental	46,949	49,545	143,394	153,244
Total cost of products sold	984,226	966,116	3,016,451	2,828,459
Gross profit	282,295	212,452	797,891	639,284
Selling, general and administrative expense	179,890	155,487	539,579	496,756
Depreciation and amortization expense	13,137	14,423	40,284	43,269
Gain on sale of assets	901	326	1,157	1,807
Operating income	90,169	42,868	219,185	101,066
Other income	1,951	2,113	4,616	5,074
Interest expense, net	271	1,053	566	8,031
Income before taxes	91,849	43,928	223,235	98,109
Provision for income taxes	22,450	9,989	50,459	24,247
Net income	$69,399	$33,939	$172,776	$73,862

Earnings per common share:
Basic	$1.24	$0.62	$3.09	$1.35
Diluted	$1.20	$0.60	$2.99	$1.32

Weighted average shares outstanding:
Basic	56,007	55,033	55,882	54,734
Diluted	57,806	56,443	57,834	55,929

Dividends declared per common share	$0.19	$0.09	$0.55	$0.27

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2021	September 30, 2020
New heavy-duty vehicles	$376,166	$370,786
New medium-duty vehicles (including bus sales revenue)	230,418	247,467
New light-duty vehicles	16,440	12,077
Used vehicles	102,999	76,176
Other vehicles	3,321	5,248

Absorption Ratio	134.0%	119.4%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2021	September 30, 2020
Floor plan notes payable	$354,346	$613,700
Current maturities of long-term debt	64,854	179,450
Current maturities of finance lease obligations	26,787	23,940
Long-term debt, net of current maturities	309,014	385,408
Finance lease obligations, net of current maturities	88,870	85,268
Total Debt (GAAP)	843,871	1,287,766
Adjustments:
Debt related to lease & rental fleet	(485,141)	(616,998)
Floor plan notes payable	(354,346)	(613,700)
Adjusted Total Debt (Non-GAAP)	4,384	57,068
Adjustment:
Cash and cash equivalents	(259,693)	(259,543)
Adjusted Net Debt (Cash) (Non-GAAP)	$(255,309)	$(202,475)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2021	September 30, 2020
Net Income (GAAP)	$213,801	$97,616
Provision for income taxes	63,048	33,838
Interest expense	1,549	13,718
Depreciation and amortization	54,471	58,089
Gain on sale of assets	(1,202)	(1,717)
EBITDA (Non-GAAP)	331,667	201,544
Adjustments:
Interest income (expense) associated with FPNP	217	(12,949)
Adjusted EBITDA (Non-GAAP)	$331,884	$188,595

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2021	September 30, 2020
Net cash provided by operations (GAAP)	$611,158	$790,120
Acquisition of property and equipment	(150,679)	(170,737)
Free cash flow (Non-GAAP)	460,479	619,383
Adjustments:
Payments on floor plan financing, net	(206,725)	(362,781)
Proceeds from L&RFD	83,815	119,053
Principal payments on L&RFD	(176,975)	(178,193)
Cash used for L&RF purchases	18,787	–
Non-maintenance capital expenditures	10,319	20,232
Adjusted Free Cash Flow (Non-GAAP)	$189,700	$217,694

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2021	September 30, 2020
Total Shareholders' equity (GAAP)	$1,412,783	$1,227,073
Adjusted net debt (cash) (Non-GAAP)	(255,309)	(202,475)
Adjusted Invested Capital (Non-GAAP)	$1,157,474	$1,024,598

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.